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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS


     We consent to the reference to our firm under the caption "Experts" and "Selected Consolidated Financial Data" in Amendment No. 1 to the Registration Statement (Form S-3) and related Prospectuses of CORESTAFF, Inc. for the registration of 6,000,000 shares of its common stock and Convertible Subordinated Notes and to the use or to the incorporation by reference included therein of our report dated February 5, 1997, with respect to the consolidated financial statements of CORESTAFF, Inc. included therein, and included in its Annual Report (Form 10-K) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.


                                            /s/ ERNST & YOUNG LLP

                                            ERNST & YOUNG LLP

Houston, Texas

July 22, 1997